Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On December 6, 2012, Halcón Resources Corporation (“Halcón”) completed the acquisition of two wholly-owned subsidiaries of Petro-Hunt Holdings, LLC and Pillar Holdings, LLC (the “Petro-Hunt Parties”), which owned acreage prospective for the Bakken / Three Forks formations primarily located in North Dakota, in Williams, Montrail, McKenzie and Dunn counties (the “Williston Basin Assets”). Halcón paid an aggregate purchase price of approximately $1.5 billion, consisting of $756.1 million in cash and approximately 10,880 shares of convertible preferred stock, which automatically converted into approximately 108.8 million shares of Halcón common stock on January 18, 2013 (equivalent to a conversion price of approximately $7.45 per share of Halcón common stock based on the liquidation preference). Halcón received no proceeds upon conversion of the preferred stock and no cash dividends were paid on the preferred stock. On November 6, 2012, Halcón completed a private offering of $750 million aggregate principal amount of 8.875% senior unsecured notes due 2021 (the “8.875% Notes”), issued at 99.247% of par, and the net proceeds were used to fund a portion of the cash consideration paid in the acquisition of the Williston Basin Assets.

Also on December 6, 2012, Halcón completed the private placement of approximately 41.9 million newly issued shares of Halcón common stock at $7.16 per share to a wholly-owned subsidiary of the Canada Pension Plan Investment Board (“CPPIB”) for a total purchase price of approximately $300.0 million.  Net proceeds to Halcón were approximately $294.0 million after a $6.0 million capital commitment payment by Halcón to CPPIB at closing, which immediately followed the close of the acquisition of the Williston Basin Assets.

On August 1, 2012, Halcón completed the acquisition by merger of GeoResources, Inc. (“GeoResources”). At the closing of the merger (the “GeoResources Merger”), each outstanding share of GeoResources’ common stock was converted into the right to receive $20.00 in cash and 1.932 shares of Halcón common stock. Halcón also completed the acquisition of 20,628 net acres of oil and gas leasehold in East Texas (the “East Texas Assets”) on August 3, 2012. In connection with that acquisition, Halcón issued approximately 20.8 million shares of its common stock and paid approximately $296.1 million to the sellers of the East Texas Assets. On July 16, 2012, the Company completed a private offering of $750 million aggregate principal amount of 9.75% senior unsecured notes due 2020 (the “9.75% Notes”), issued at 98.646% of par, and the net proceeds were used to fund a portion of the cash consideration paid in the GeoResources Merger and the East Texas Assets acquisition.

The following unaudited pro forma condensed statement of operations for the year ended December 31, 2012 adjusts Halcón’s historical statement of operations to give effect to the GeoResources Merger, acquisition of the East Texas Assets and the acquisition of the Williston Basin Assets, as if each transaction had occurred on January 1, 2012. The unaudited pro forma condensed statement of operations and the explanatory notes are provided for illustrative purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Halcón that would have been recorded had the GeoResources Merger, the East Texas Assets acquisition and the acquisition of the Williston Basin Assets been completed as of January 1, 2012 and should not be taken as representative of future results of operations of Halcón. The unaudited pro forma condensed statement of operations does not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Halcón may achieve with respect to the combined operations, nor does it include non-recurring charges or credits and the related tax effects which result directly from the transactions. Furthermore, certain reclassifications have been made to GeoResources’ historical financial statements as presented herein to conform to Halcón’s historical presentation. Additionally, the financial statements that are available for each of the Williston Basin Assets and the East Texas Assets are limited to statements of revenues and direct operating expenses and therefore do not include all items of expense that would be included in full financial statements and are based on certain estimates and assumptions made by our management.

The unaudited pro forma condensed statement of operations has been derived from and should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in the Halcón Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2013, the unaudited interim financial statements of GeoResources previously filed as Exhibit 99.6 to Halcón’s current report on Form 8-K/A filed with the SEC on September 11, 2012, the unaudited interim historical statements of revenues and direct operating expenses for the East Texas Assets previously filed as Exhibit 99.1 to Halcón’s current report on Form 8-K/A filed with the SEC on August 24, 2012, and the unaudited interim historical statements of revenues and direct operating expenses for the Williston

Basin Assets previously filed as Exhibit 99.1 to Halcón’s current report of Form 8-K filed with the SEC on December 11, 2012. The interim financial statements of revenues and direct operating expenses for the Williston Basin Assets and the East Texas Assets do not include all items of expense that would be included in full financial statements such as general and administrative expenses and depreciation, depletion and amortization expenses.

Halcón Resources Corporation and Subsidiaries

Unaudited Pro Forma Condensed Statement of Operations

For the Year Ended December 31, 2012

(in thousands, except per share amounts)

				Pro Forma
				Adjustments for		Williston Basin
				GeoResources		Assets
	Halcón		GeoResources	Merger and East		Pro Forma		Halcón
	Historical (a)		Historical (b)	Texas Assets		Adjustments		Pro Forma
Operating revenues:
Oil and natural gas sales
Oil	$223,048		$98,081	$39,592	(1),(7)	$189,930	(1)	$550,651
Natural gas	12,458		10,007	(2,209	)(1),(7)	1,989	(1)	22,245
Natural gas liquids	11,088		2,433	1,220	(1)	—	(1)	14,741
Total oil, natural gas and natural gas liquids sales	246,594		110,521	38,603		191,919		587,637
Other	1,351		19,097	(370	)(2)	—		20,078
Total operating revenues	247,945		129,618	38,233		191,919		607,715

Operating expenses:
Production:
Lease operating	49,941	(c)	17,663	2,117	(1),(5)	12,943	(1)	82,664
Workover and other	4,429		2,211	—		—		6,640
Taxes other than income	19,253		6,985	1,841	(1)	21,160	(1)	49,239
Restructuring	2,406		—	—		—		2,406
Exploration expense	—		1,201	(1,201	)(3)	—		—
General and administrative	111,349	(c)	32,733	(45,312	)(4)	(14,167	)(4)	84,603
Depletion, depreciation and accretion	90,284		25,265	58,268	(5)	89,166	(5)	262,983
Total operating expenses	277,662		86,058	15,713		109,102		488,535
Income (loss) from operations	(29,717)		43,560	22,520		82,817		119,180

Other income (expenses):
Interest expense and other	(31,223	)(d)	(1,245)	(11,089	)(2),(6)	(2,578	)(9)	(46,135)
Net gain (loss) on derivative contracts	(6,126	)(d)	—	9,334	(7)	—		3,208
Hedge ineffectiveness	—		(131)	131	(7)	—		—
Total other income (expenses)	(37,349)		(1,376)	(1,624)		(2,578)		(42,927)
Income (loss) before income taxes	(67,066)		42,184	20,896		80,239		76,253
Income tax benefit (provision)	13,181		(16,322)	(7,940	)(8)	(30,491	)(8)	(41,572)
Net income (loss)	(53,885)		25,862	12,956		49,748		34,681
Non-cash preferred dividend	(88,445)		—	—		(66,775	)(10)	(155,220)
Net income (loss) available to common stockholders	$(142,330)		$25,862	$12,956		$(17,027)		$(120,539)
Net income (loss) per common share:
Basic	$(0.91)		$1.01					$(0.61)
Diluted	$(0.91)		$0.99					$(0.61)
Weighted average common shares outstanding:
Basic	156,494		25,622	41,980		—		198,474
Diluted	156,494		26,114	41,980		—		198,474

(a) Includes results of operations for properties acquired in the GeoResources Merger, East Texas Assets acquisition and Williston Basin Assets acquisition for the period subsequent to the close of the transactions through December 31, 2012.

(b) Reflects the historical results of operations for GeoResources prior to the close of the Merger, from January 1, 2012 to July 31, 2012.

(c) Includes approximately $13.7 million of recapitalization and change in control related charges in connection with the Company’s recapitalization on February 8, 2012.

(d) Interest expense and other, and net gain (loss) on derivative contracts contain approximately $7.3 million and $1.0 million, respectively, of charges related to the recapitalization and associated termination of the prior credit facility and change in derivative counterparties.

Notes to the Unaudited Pro Forma Financial Statements

(1)         Reflects the oil and natural gas revenues and production expenses related to the properties acquired in the East Texas Assets acquisition for the period prior to the close of the acquisitions, January 1, 2012 to July 31, 2012. Also reflects the oil and natural gas revenues and production expenses related to the Williston Basin Assets acquisition for the period prior to the close of the transaction, January 1, 2012 to December 5, 2012. The adjustment is necessary to record the revenues and expenses of the acquired properties that are not reflected in Halcón’s historical results of operations.

(2)         To reflect reclassification of GeoResources’ interest and other income to “Other income (expenses)” below “Income from operations”.

(3)         To convert successful efforts method financial statements of GeoResources to the full cost method financial statements to reflect that exploration expenses would have been capitalized under the full cost method of accounting for oil and natural gas activities.

(4)         To eliminate transaction costs of $21.5 million related to the GeoResources Merger, $1.1 million related to the East Texas Assets acquisition and $14.2 million related to the Williston Basin Assets acquisition that were included in Halcón’s historical general and administrative expenses as these expenses are non-recurring and are not expected to have a continuing impact on the Company. Also reflects adjustment to eliminate $22.7 million of transaction costs and other non-recurring expenses for the period from January 1, 2012 to July 31, 2012 included in GeoResources’ historical general and administrative expense.

(5)         To adjust the historical depletion, depreciation and accretion (DD&A) provision to the estimated total for the combination of Halcón and GeoResources as well as the East Texas Assets and the Williston Basin Assets under the full cost method of accounting to compute the estimated pro forma DD&A provisions. Also reflects adjustment to eliminate historical accretion included in GeoResources’ historical lease operating expense as the adjusted accretion is reflected in the DD&A provision.

(6)         To record interest expense, net of capitalized interest, for the 9.75% Notes for the period from January 1, 2012 to July 15, 2012 (date of issuance for the 9.75% Notes) of approximately $11.6 million and amortization of deferred issuance costs of approximately $1.1 million, net of $10.2 million discount, related to the acquisition of GeoResources and the East Texas Assets.

(7)         Halcón, in accordance with its accounting policy, does not apply cash flow hedge accounting treatment to commodity derivatives. To comply with Halcón’s accounting policy, hedge ineffectiveness on GeoResources’ income statement, mark-to-market gains and losses included in other comprehensive income (loss) and net settlements on commodity derivatives included in GeoResources’ historical revenue from oil and natural gas sales are reclassified to gain (loss) on derivative contracts. The adjustments are as follows (in thousands):

Seven Months Ended July 31, 2012 (i)
Gain (loss) due to ineffectiveness	$(131)
Mark-to-market gain	7,513
Net gain (loss) on settlements	1,952
Adjustment to net gain (loss) on derivative contracts	$9,334

(i) Represents gain on derivative contracts for the period prior to the close of the GeoResources Merger on August 1, 2012.

(8)         To adjust the income tax provision for the estimated effects of combining Halcón’s and GeoResources’ operations and the impact of adjustments for revenue and direct operating expenses related to the East Texas Assets acquisition and the Williston Basin Assets acquisition, as well as other, pre-tax pro forma adjustments (which were adjusted for income taxes using a combined federal and state tax rate of 38%).

(9)         To record interest expense, net of capitalized interest, for the 8.875% Notes for the period from January 1, 2012 to November 6, 2012 (date of issuance for the 8.875% Notes) of approximately $0.6 million and amortization of deferred issuance costs of approximately $2.0 million, net of $5.6 million discount, related to the acquisition of the Williston Basin Assets.

(10)  Adjustment to record dividends on convertible preferred shares issued to the sellers of the Williston Basin Assets. The preferred shareholders were entitled to receive dividends payable quarterly at a rate of 8% per annum if the preferred shares were not converted to common shares 121 days after issuance. As the common shareholder vote to approve the conversion of the preferred shares to common shares had not yet occurred at the balance sheet date, an adjustment is necessary to record preferred dividends. The adjustment to record preferred dividends is based on the number of preferred shares issued at $74,453 per share and assumes quarterly dividends are paid in kind. On January 17, 2013, shareholders voted to approve the conversion and the preferred shares were converted to common shares on January 18, 2013.